EXHIBIT 99.4

FLEX PHARMA, INC.
RESTRICTED STOCK AWARD GRANT NOTICE

(2014 EQUITY INCENTIVE PLAN)

FLEX PHARMA, INC. (the “Company”), pursuant to its 2014 Equity Incentive Plan (the “Plan”), hereby grants to Participant the right to purchase the number of shares of the Company’s Common Stock set forth below (“Award”).  This Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Award Agreement, the Plan and the form of Assignment Separate from Certificate, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Plan.

Participant:
Date of Grant:	April , 2014
Vesting Commencement Date:	February 26, 2014
Number of Shares of Common Stock Subject to Award:
Purchase Price per Share:	$0.0001
Total Purchase Price:
Closing Date:	April , 2014

Vesting Schedule:                           [Insert 25% of the shares] shares shall be vested as of the Closing Date; the balance of the shares vest in a series of 48 equal monthly installments measured from the Vesting Commencement Date.

Payment:                                                                       By cash or check

Additional Terms/Acknowledgements:  The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Restricted Stock Award Agreement and the Plan.  Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Restricted Stock Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject, other than that certain Voting Agreement, Right of First Refusal and Co-Sale Agreement between the Participant, the Company and certain other parties thereto.

FLEX PHARMA, INC.:		PARTICIPANT:

By:
	Signature	Signature

Title:		Date:

Date:

ATTACHMENTS:                     Restricted Stock Award Agreement, 2014 Stock Incentive Plan and form of Assignment Separate from Certificate

Attachment I

FLEX PHARMA, INC.

2014 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

FLEX PHARMA, INC. (the “Company”) wishes to sell to you, and you wish to purchase, shares of Common Stock from the Company, pursuant to the provisions of the Company’s 2014 Equity Incentive Plan (the “Plan”).  Therefore, pursuant to the terms of the Restricted Stock Award Grant Notice (“Grant Notice”) and this Restricted Stock Award Agreement (“Agreement”) (collectively, the “Award”), the Company grants you the right to purchase the number of shares of Common Stock indicated in the Grant Notice (the “Stock”).  Capitalized words or terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.  You may be referred to as “Participant” herein.

The details of your Award are as follows:

1.                                      AGREEMENT TO PURCHASE. You hereby agree to purchase from the Company, and the Company hereby agrees to sell to you, the aggregate number of shares of Common Stock specified in your Grant Notice at the Purchase Price per Share specified in your Grant Notice (the “Purchase Price per Share”).  You may not purchase less than the aggregate number of shares specified in the Grant Notice.

2.                                      CLOSING.  The purchase and sale of the shares shall be consummated as follows:

(a)                                 You may purchase the shares by delivering the Total Purchase Price referenced in your Grant Notice to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, on the Closing Date specified in the Grant Notice (or at such other time and place as you and the Company may mutually agree upon in writing) along with such additional documents as the Company may then require.

(b)                                 You agree to execute three (3) copies of the Assignment Separate From Certificate (with date and number of shares blank) substantially in the form attached to the Grant Notice as Attachment III and to deliver the same to the Company on the Closing Date, along with the certificate or certificates evidencing the shares, for use by the Escrow Agent pursuant to the terms hereof.

3.                                      METHOD OF PAYMENT.  You agree to make payment of the Total Purchase Price referenced in your Grant Notice by cash or check.

4.                                      VESTING.  Subject to the limitations contained herein, the shares you purchase will vest as provided in your Grant Notice, provided that vesting will cease upon a Termination Event.

5.                                      NUMBER OF SHARES AND PURCHASE PRICE.  The number of shares of Common Stock subject to your Award and your Purchase Price per Share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

6.                                      SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary contained herein, you may not purchase any shares of Common Stock under your Award unless the shares of Common Stock issuable upon such purchase are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such purchase and issuance would be exempt from the registration requirements of the Securities Act.  The purchase of shares under your Award also must comply with other applicable laws and regulations governing your Award, and you may purchase such shares if the Company determines that such purchase would not be in material compliance with such laws and regulations.

7.                                      UNVESTED SHARE REPURCHASE OPTION

(a)                                 Repurchase Option. In the event that your relationship with the Company (or a parent or subsidiary of the Company) is terminated by the Company for Cause (as defined below) or (ii) you voluntarily terminate your advisory relationship with the Company, such that you are no longer providing services to the Company (or a parent or subsidiary of the Company) as an employee, director, consultant or advisor (each a “Termination Event”), then the Company shall have an irrevocable option (the “Repurchase Option”), for a period of ninety (90) days after said termination to repurchase from you or your personal representative, as the case may be, at a price per share equal to the Purchase Price per Share, up to but not exceeding the number of shares of Stock that have not vested in accordance with the provisions of Section 4 above as of such termination date (the “Unvested Shares”).  In the event your relationship with the Company (or a parent or subsidiary of the Company) is terminated (i) due to your death or disability or (ii) by the Company without Cause, then all unvested shares of Stock shall immediately become vested and shall no longer subject to the Repurchase Option. The term “Cause” shall mean the following: (i) your willful failure to perform, or gross negligence in the performance of, your material duties and responsibilities to the Company which is not remedied within thirty (30) days of written notice thereof; (ii) material breach by you of any material provision of this Agreement or any other agreement with the Company which is not remedied within thirty (30) days of written notice thereof; (iii) fraud, embezzlement or other dishonesty with respect to the Company, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company; or (iv) your conviction of a felony.  Purchaser hereby acknowledges that the Company has no obligation, either now or in the future, to repurchase any of the shares of Common Stock, whether vested or unvested, at any time.

(b)                                 Shares Repurchasable at the Lower of your Original Purchase Price or Fair Market Value.  The Company may repurchase all or any of the Unvested Shares at a per share price equal to the lower of your Purchase Price per Share for such shares as indicated on your Grant Notice or the Fair Market Value of the Unvested Shares on the date of repurchase.

(c)                                  Corporate Transaction.  In the event of (a) an Acquisition (as defined below); or (b) an Asset Transfer (as defined below) ((a) and (b) being collectively referred to herein as a “Corporate Transaction”) occurs while you remain an employee or director of, or an adviser or consultant to, the Company (or a parent or subsidiary of the Company), then all unvested shares of Stock shall immediately become vested and shall no longer subject to the Repurchase Option.  For the purposes of this Section 7(c): (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.  For the avoidance of doubt, the Company’s first underwritten public offering of its Common Stock under the Act shall not be deemed a Corporate Transaction for purposes of this Section 7(c).

8.                                      EXERCISE OF REPURCHASE OPTION.  Upon the occurrence of a Termination Event, the Repurchase Options shall automatically, and without the requirement of any action by the Company or you, be deemed to be exercised by the Company to the fullest extent permitted hereunder and all unvested shares of Stock shall thereby be automatically transferred to the Company, unless, in each such case, the Company shall, prior to the occurrence of such Termination Event, deliver written notice signed by an officer of the Company or by any assignee or assignees of the Company and delivered or mailed as provided herein stating that the Company has elected to waive its Repurchase Option either in whole or in part.  The Company shall be entitled to pay for any shares of Common Stock purchased pursuant to its Repurchase Option at the Company’s option in cash or by offset against any indebtedness owing to the Company by you (including without limitation any promissory note given in payment for the Common Stock), or by a combination of both.  Upon exercise of the Repurchase Option by the Company, the Company shall become the legal and beneficial owner of the Common Stock being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the Common Stock being repurchased by the Company, without further action by you.

9.                                      ESCROW OF UNVESTED COMMON STOCK.  As security for your faithful performance of the terms of this Agreement and to insure the availability for delivery of your shares upon exercise of the Repurchase Option herein provided for, you agree that the Secretary of the Company or the Secretary’s designee (“Escrow Agent”), as Escrow Agent in this transaction, shall hold the shares subject to the Repurchase Option in escrow, together with a stock assignment duly endorsed (with date and number of shares blank).  In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by you, as your attorney-in-fact, to date and complete the stock assignment as necessary for the transfer of the shares being repurchased and to transfer such shares in accordance with the terms of this Agreement.  You hereby acknowledge that the Secretary of the Company, or the Secretary’s designee, is so appointed as the Escrow Agent with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable.  You agree that Escrow Agent shall not be liable to any party hereof (or to any other party).  Escrow Agent may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time.  You agree that if the Secretary of the Company, or the Secretary’s designee, resigns as Escrow Agent for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as Escrow Agent pursuant to the terms of this Agreement.  You agree that if the Secretary of the Company resigns as Secretary, the successor Secretary shall serve as Escrow Agent pursuant to the terms of this Agreement.

10.                               RIGHTS AS STOCKHOLDER.  You shall exercise all rights and privileges of a stockholder of the Company with respect to the shares deposited in escrow.  You shall be deemed to be the holder of the shares for purposes of receiving any dividends that may be paid with respect to such shares and for purposes of exercising any voting rights relating to such shares, even if some or all of the shares have not yet vested and been released from the Company’s Repurchase Option.

11.                               LIMITATIONS ON TRANSFER.  In addition to any other limitation on transfer created by applicable securities laws, you shall not sell, assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Common Stock while the Common Stock is subject to the Repurchase Option.  After any Common Stock has been released from the Repurchase Option, you shall not sell, assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Common Stock except in compliance with the provisions herein, the provisions of the Right of First Refusal and Co-Sale Agreement, the Company’s by-laws, and applicable securities laws.

12.                               RESTRICTIVE LEGENDS.  All certificates representing the Common Stock shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

(a)                                 “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY.  ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.”

(b)                                 Any legend required by applicable law or deemed necessary by the Company.

13.                               INVESTMENT REPRESENTATIONS.  In connection with the purchase of the Common Stock, you represent to the Company the following:

(a)                                 You are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Common Stock.  You are acquiring the Common Stock for investment for your own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(b)                                 You understand that the Common Stock has not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of your investment intent as expressed herein.

(c)                                  You further acknowledge and understand that the Common Stock must be held indefinitely unless the Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available.  You further acknowledge and understand that the Company is under no obligation to register the Common Stock.  You understand that the certificate evidencing the Common Stock will be imprinted with a legend that prohibits the transfer of the Common Stock unless the Common Stock is registered or such registration is not required in the opinion of counsel for the Company.

(d)                                 You are familiar with the provisions of Rules 144 and 701, under the Securities Act, as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.  Rule 701 provides that if the issuer qualifies under Rule 701 at the time of issuance of the securities, such issuance will be exempt from registration under the Securities Act.

(e)                                  In the event that the sale of the Common Stock does not qualify under Rule 701 at the time of purchase, then the Common Stock may be resold by you in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about the Company and (ii) the resale occurring following the required holding period under Rule 144 after you have purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

(f)                                   You further understand that at the time you wish to sell the Common Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public current information requirements of Rule 144 or 701, and that, in such event, you would be precluded from selling the Common Stock under Rule 144 or 701 even if the minimum holding period requirement had been satisfied.

14.                               TRANSFERABILITY.  Your Award is not transferable except by will or by the laws of descent and distribution.

15.                               AWARD NOT A SERVICE CONTRACT.  Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service.  In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective stockholders, Boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

16.                               WITHHOLDING OBLIGATIONS.

(a)                                 At the time your Award is granted, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award.

(b)                                 Unless the tax withholding obligations of the Company or any Affiliate are satisfied, the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.

17.                               TAX CONSEQUENCES.  The acquisition and vesting of the shares of Common Stock purchased pursuant to your Award may have adverse tax consequences to you that may be avoided or mitigated by filing an election under Section 83(b) of the Code.  Such election must be filed within thirty (30) days after the date your purchase the shares pursuant to your Award.  YOU ACKNOWLEDGE THAT IT IS YOUR RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(B), EVEN IF YOU REQUEST THE COMPANY TO MAKE THE FILING ON YOUR BEHALF.

18.                               NOTICES.  Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

19.                               MARKET STANDOFF. You further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as necessary to permit compliance with NASD Rule 2711 or NYSE Member Rule 472 and similar rules and regulations (the “Lock-Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period.  You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 19 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

20.                               MISCELLANEOUS.

(a)                                 The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(b)                                 You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)                                  You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

21.                               GOVERNING PLAN DOCUMENT.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

* * *

Attachment II

2014 EQUITY INCENTIVE PLAN

Attachment III

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (the “Award”), [              ] hereby sells, assigns and transfers unto Flex Pharma, Inc., a Delaware corporation (“Corporation”)                                                  (                    ) shares of the Common Stock of the Corporation, standing in the undersigned’s name on the books of said Corporation represented by Certificate No.            herewith and does hereby irrevocably constitute and appoint                                                          as attorney-in-fact to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Award, in connection with the reacquisition of shares of Common Stock of the Corporation issued to the undersigned pursuant to the Award, and only to the extent that such shares remain subject to the Corporation’s Repurchase Option under the Award.

Dated:

Signature: